Exhibit 99.1

International Rectifier Announces Fourth Quarter Fiscal Year 2009 Results

EL SEGUNDO, Calif.—(BUSINESS WIRE)—August 25, 2009— International Rectifier Corporation (NYSE:IRF) today announced financial results for the fourth quarter fiscal year 2009, ended June 28, 2009.  Revenue for the fourth quarter fiscal year 2009 was $159.6 million.  Excluding Intellectual Property and Transition Services segment revenue, fourth quarter fiscal year 2009 revenue from ongoing customer segments was $154.1 million, up 16.2% compared with $132.6 million in the prior quarter, and down 18.6% compared with $189.4 million reported in the fourth quarter fiscal year 2008.

International Rectifier reported fourth quarter fiscal year 2009 net income of $29.1 million, or $0.41 per share, compared with a net loss of $82.6 million or $1.15 per share in the prior quarter, and a net loss of $50.4 million or $0.69 per share in the fourth quarter fiscal year 2008.

The results for the fourth quarter fiscal year 2009 include a $96.1 million gain on the divestiture of our Power Control Systems (PCS) business, related to the settlement agreement with Vishay Intertechnology Inc., a $45 million charge related to an agreement in principle to settle the pending securities class action litigation, a $9.6 million tax benefit, a $9.5 million expense recovery from an insurance reimbursement and a $2.0 million investment impairment charge.

Gross margin, including Intellectual Property and Transition Services segments, was 20.8%.  Excluding the Intellectual Property and Transition Services segments, fourth quarter fiscal year 2009 ongoing customer segments gross margin was 20.9%, down from 21.5% in the prior quarter and down from 34.9% in the fourth quarter fiscal year 2008.

Research and development expenses for the fourth quarter fiscal year 2009 were $26.2 million, up from $22.4 million in the prior quarter.

Selling, general and administrative expenses for the fourth quarter fiscal year 2009 were $83.0 million, compared with $52.7 million in the prior quarter.  Selling, general and administrative expenses for the fourth quarter fiscal year 2009 included a $45 million expense related to the agreement in principle to settle the pending securities class action litigation and a $9.5 million expense recovery from an insurance reimbursement.

Cash, cash equivalents and marketable investments totaled $604.4 million at the end of the fourth quarter fiscal year 2009.  This included restricted cash of $3.9 million.  Net cash used in operating activities for the fourth quarter fiscal year 2009 was $9.4 million.

During the fourth quarter fiscal year 2009, the Company purchased 578,569 shares of its common stock under its existing repurchase program. The Company had 71,192,390 shares outstanding at the end of the quarter.

First Quarter Outlook

International Rectifier President and Chief Executive Officer Oleg Khaykin stated: “The strong momentum we experienced in the June quarter continues in the September quarter.  We currently expect first quarter fiscal year 2010 ongoing segments total revenue, including Intellectual Property to range from $165 million to $175 million.”

Change in Method of Accounting for Patent Related Costs

During the fourth quarter, the Company changed its method of accounting for legal fees related to patent applications.  Previously, the Company had capitalized and amortized such fees to selling, general, and administrative expense over the life of the patent.  Now, such fees will be expensed as incurred.  The effect of the change was retroactively applied to prior periods.  The change in selling, general and administrative expense and net income for each of the past seven quarters is attached as a table to this release.

Previous Misstatement of Cash Flow Statements

During the first three quarters of fiscal year 2009, the Company’s statements of cash flows were misstated in that cash flows used in operating activities were better than previously reported, with an offsetting amount being recorded in the effect of exchange rate changes on cash and equivalents.  The corrections to each of those two lines of the prior statements of cash flows are included as a table to this release.

Segment Table Information

The customer segment tables included with this release for the Company’s fiscal quarters ended June 28, 2009 and June 29, 2008, respectively, reconcile revenue and gross margin for the Company’s ongoing customer segments to the consolidated total amounts of such measures for the Company.

Annual Report on Form 10-K

The Company expects to file its 2009 annual report on Form 10-K with the Securities and Exchange Commission on Thursday, August 27, 2009. This financial report will be available for viewing and download at http://investor.irf.com.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Forward-Looking Statements:

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to expectations concerning matters that (a) are not historical facts, (b) predict or forecast future events or results, or (c) embody assumptions that may prove to have been inaccurate.  These forward-looking statements involve risks, uncertainties and assumptions.  When we use words such as “believe,” “expect,” “anticipate,” “will” or similar expressions, we are making forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give readers any assurance that such expectations will prove correct.  The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, reduced demand arising from a decline in general market and economic conditions; reduced margins from low factory utilization and inventory reduction efforts; continued volatility and further deterioration of the capital markets; unexpected costs or delays in implementing our cost savings programs, including the ability to transfer, consolidate and qualify product lines and unexpected costs in connection with the closure of facilities; the ability of the Company to achieve the expected reductions in headcount and expected savings; the impact of regulatory, investigative and legal actions; increased competition in the highly competitive semiconductor business that could adversely affect the prices of our products; the effects of manufacturing, operational and vendor disruptions and inefficiencies from swine flu and similar influenza; our ability to maintain current IP licenses and obtain new IP licenses; the material weaknesses in our internal control over financial reporting that we have identified that could impact our ability to report our results of operations and financial condition accurately and in a timely manner and the extensive work remaining to remedy these material weaknesses in our internal control over financial reporting; and other uncertainties disclosed in the Company’s reports filed with the Securities and Exchange Commission, including its most recent reports on Forms 10-K and 10-Q.   Additionally, to the foregoing factors should be added the financial, market, supply disruption and other ramifications of terrorist actions and natural disasters.

NOTE: A conference call will begin today at 5:15 p.m. Eastern time (2:15 p.m. Pacific time). Participants can join the call by dialing 706-679-3195 or by logging onto the Internet at http://investor.irf.com or http://www.streetevents.com at least 15 minutes ahead of the start time. A replay of the call will be available from approximately 5:15 p.m. Pacific time on Tuesday, August 25, through September 1, 2009. To listen to the replay by phone, call 800-642-1687 or 706-645-9291 for international callers and enter reservation number 22446110. To listen to the replay over the Internet, please go to http://investor.irf.com. The live call and replay will also be available on www.streetevents.com.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	June 28, 2009	June 29, 2008(1)	June 28, 2009	June 29, 2008(1)
Revenues	$159,557	$203,676	$740,419	$984,830
Cost of sales	126,372	136,821	515,563	662,007
Gross profit	33,185	66,855	224,856	322,823
Selling, general and administrative expense	82,959	78,334	262,068	287,830
Research and development expense	26,214	24,553	98,211	105,812
Impairment of goodwill	—	32,624	23,867	32,624
Amortization of acquisition-related intangible assets	1,117	1,492	4,408	4,656
Asset impairment, restructuring and other charges	(71)	1,122	56,493	3,080
Gain on divestiture	(96,136)	—	(96,136)	—
Operating income (loss)	19,102	(71,270)	(124,055)	(111,179)
Other expense, net	2,910	8,143	39,717	19,423
Interest income, net	(3,312)	(6,530)	(11,694)	(29,093)
Income (loss) from continuing operations before income taxes	19,504	(72,883)	(152,078)	(101,509)
(Benefit from) provision for income taxes	(9,589)	(22,511)	95,339	(42,268)
Net income (loss)	$29,093	$(50,372)	$(247,417)	$(59,241)

Net income (loss) per common share:
Basic:
Net income (loss) per share	$0.41	$(0.69)	$(3.42)	$(0.81)

Diluted:
Net income (loss) per share	$0.41	$(0.69)	$(3.42)	$(0.81)

Average common shares outstanding—basic	71,538	72,826	72,295	72,819
Average common shares and potentially dilutive securities outstanding—diluted	71,596	72,826	72,295	72,819

(1)                               In the fourth quarter of fiscal year 2009, the Company changed its method of accounting for patent-related costs.  Operating results for the first three fiscal quarters of fiscal year 2009 and for fiscal year 2008 have been restated to reflect this change.

INTERNATIONAL RECTIFIER CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 28, 2009	June 29, 2008(1)(2)
Assets
Current assets:
Cash and cash equivalents	$365,761	$320,464
Restricted cash	3,925	4,341
Short-term investments	113,247	101,739
Trade accounts receivable, net of allowances of $5,102 for 2009 and $6,525 for 2008	97,572	105,384
Inventories	151,121	175,856
Current deferred tax assets	1,223	13,072
Prepaid expenses and other receivables	28,556	43,993
Total current assets	761,405	764,849
Restricted cash	—	15,012
Long-term investments	121,508	303,680
Property, plant and equipment, net	369,713	516,629
Goodwill	74,955	98,822
Acquisition related intangible assets, net	11,821	16,225
Long-term deferred tax assets	7,994	93,460
Other assets	53,911	59,721
Total assets	$1,401,307	$1,868,398
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$62,570	$77,653
Accrued income taxes	6,830	30,943
Accrued salaries, wages and commissions	22,325	33,022
Current deferred tax liabilities	2,793	2,266
Other accrued expenses	114,043	103,355
Total current liabilities	208,561	247,239
Long-term deferred tax liabilities	4,439	4,828
Deferred gain on divestiture	—	112,609
Other long-term liabilities	53,055	59,285
Total liabilities	266,055	423,961
Commitments and contingencies
Common shares	73,101	72,826
Capital contributed in excess of par value of shares	981,786	971,920
Treasury stock, at cost	(23,632)	—
Retained earnings	85,015	332,432
Accumulated other comprehensive income	18,982	67,259
Total stockholders’ equity	1,135,252	1,444,437
Total liabilities and stockholders’ equity	$1,401,307	$1,868,398

(1)                               In the fourth quarter of fiscal year 2009, the Company changed its method of accounting for patent-related costs.  Prior periods have been restated to reflect this change.

(2)          Certain reclassifications have been made to the previously reported amounts to conform to the current presentation.

For the fiscal years ended June 28, 2009, and June 29, 2008 revenue and gross margin by reportable segments are as follows (in thousands, except percentages):

	Fiscal Year Ended			Fiscal Year Ended
	June 28, 2009			June 29, 2008
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$234,937	31.7%	11.0%	$330,016	33.5%	21.9%
Energy-Saving Products	151,086	20.4	36.7	166,316	16.9	34.7
HiRel	148,266	20.0	51.7	152,855	15.5	50.4
Automotive Products	52,861	7.1	21.0	85,170	8.6	31.7
Enterprise Power	87,478	11.8	37.1	160,365	16.3	36.2
Ongoing customer segments total	674,627	91.1	29.9	894,722	90.8	32.6
Intellectual Property	27,673	3.7	100.0	30,490	3.1	100.0
Ongoing segments total	702,300	94.9	32.6	925,212	93.9	34.9
Transition Services	38,119	5.1	(11.3)	59,618	6.1	0.4
Consolidated total	$740,419	100.0%	30.4%	$984,830	100.0%	32.8%

For the three months ended June 28, 2009, and June 29, 2008 revenue and gross margin by reportable segments are as follows (in thousands, except percentages):

	Three Months Ended			Three Months Ended
	June 28, 2009			June 29, 2008
Business Segment	Revenues	Percentage of Total	Gross Margin	Revenues	Percentage of Total	Gross Margin
Power Management Devices	$54,433	34.1%	(1.5)%	$64,038	31.5%	23.2%
Energy-Saving Products	30,255	19.0	21.0	40,618	19.9	38.5
HiRel	37,527	23.5	49.5	35,326	17.3	46.7
Automotive Products	12,340	7.7	8.4	22,274	10.9	34.6
Enterprise Power	19,534	12.2	36.0	27,140	13.3	42.3
Ongoing customer segments total	154,089	96.6	20.9	189,396	92.9	34.9
Intellectual Property	2,748	1.7	100.0	1,106	0.6	100.0
Ongoing segments total	156,837	98.3	22.3	190,502	93.5	35.3
Transition Services	2,720	1.7	(63.7)	13,174	6.5	(3.3)
Consolidated total	$159,557	100.0%	20.8%	$203,676	100.0%	32.8%

Fiscal year 2008 numbers have been restated to conform to the Company’s fiscal year 2009 changes in segment reporting.

Change in Accounting Methodology — Capitalization of Patent Legal Costs

(In thousands)

Adjustments to previously reported results:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Fiscal Year Ended June 28, 2009
Increase (decrease) in Selling, general and administrative expense	$(432)	$(31)	$850	$—
Increase (decrease) in Net income	270	(3,691)	(850)	—

Fiscal Year Ended June 29, 2008
Increase (decrease) in Selling, general and administrative expense	$(806)	$(567)	$(1,775)	$(2,190)
Increase (decrease) in Net income	505	355	1,112	1,429

Correction of Prior Fiscal 2009 Quarters Cash Flow Statements

(In thousands)

Three months ended September 28, 2008

	As Reported	Adjustment	As Corrected
Net cash (used in) provided by operating activities	$(19,890)	$3,759	$(16,131)
Effect of exchange rate changes on cash and cash equivalents	2,496	(3,759)	(1,263)

Six months ended December 28, 2008

	As Reported	Adjustment	As Corrected
Net cash (used in) provided by operating activities	$(10,456)	$6,358	$(4,098)
Effect of exchange rate changes on cash and cash equivalents	2,094	(6,358)	(4,264)

Nine months ended March 29, 2009

	As Reported	Adjustment	As Corrected
Net cash (used in) provided by operating activities	$(39,523)	$7,696	$(31,827)
Effect of exchange rate changes on cash and cash equivalents	2,989	(7,696)	(4,707)

Company contacts:

Investors and Financial Media:

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media:

Graham Robertson

310.529.0321